                                                                    Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

                                   March 4, 1996          Year Ended December 31,
                                   (Inception) to       ----------------------------         Nine Months Ended
                                 December 31, 1996         1997             1998             September 30, 1999
                                 -----------------      ------------     -----------         ------------------
Net income (loss)
  before income taxes               $(2,062,485)        $(6,579,628)     $13,898,928           $(19,245,283)

Plus fixed charges -
  Interest expense including
  amortizing of debt issuance
  costs                                  13,931             126,105          381,199              1,770,324

Adjustments (1)                          87,355                 113          487,247             40,828,065
                                    -----------         -----------      -----------           ------------
Adjusted earnings                    (1,961,199)         (6,453,410)      14,767,374             23,353,106

Fixed charges                            13,931             126,105          381,199              1,770,324
                                    -----------         -----------      -----------           ------------
Deficiency of earnings to
  cover fixed charges               $(1,975,130)        $(6,327,305)
                                    ===========         ===========
Ratio of earnings to
  fixed charges                                                                 38.7                   13.2
                                                                         ===========           ============

(1) Adjusts earnings to include the full amount of losses of majority-owned subsidiaries and exclude equity losses for partner companies accounted for under the equity method for which we have not guaranteed or otherwise undertaken, directly or indirectly, to service the debt of such companies.